UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 10, 2009
Pennichuck Corporation

(Exact name of registrant as specified in its charter)

New Hampshire	0-18552	02-0177370

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (603) 882-5191
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Sale of Common Stock
On December 10, 2009, Pennichuck Corporation (the “Company”) entered into an Underwriting Agreement with Janney Montgomery Scott LLC (the “Underwriter”), which provides for the issuance and sale by the Company (the “Offering”) and the purchase by the underwriters of 350,000 shares (the “Firm Shares”) of our common stock at $21.00 per share. The Company also granted to the Underwriter an option to purchase up to 52,500 additional shares of our common stock (collectively with the Firm Shares, the “Shares”), to cover over-allotments, if any. The sale of the Firm Shares will result in net proceeds to the Company, after underwriting commissions and offering expenses, of approximately $6.8 million. The Shares being offered by the Company in this Offering were registered under the Securities Act of 1933, as amended, pursuant to an existing shelf registration statement on Form S-3 (File No. 333-160198), which was declared effective by the Securities and Exchange Commission on July 13, 2009. The prospectus supplement describing the terms of the Offering was filed with the Securities and Exchange Commission on December 10, 2009. We expect the transaction to close on December 15, 2009. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report. A copy of the opinion of Nutter McClennen & Fish LLP relating to the legality of the issuance and sale of the Shares in the Offering is filed as Exhibit 5.1 to this report.
On December 10, 2009, the Company issued a press release announcing that, pursuant to the Underwriting Agreement, the Company sold 350,000 shares of common stock to the public at $21.00 per share and granted an over-allotment option to the Underwriter to purchase an additional 52,500 shares at the same price per share. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The press release is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company.
Eminent Domain Developments
As previously disclosed, the City of Nashua, New Hampshire (the “City”) is engaged in an ongoing effort that began in 2002 to acquire all or a significant portion of the assets of the Company’s principal subsidiary, Pennichuck Water Works, Inc. (“Pennichuck Water”), through an eminent domain proceeding. Reference is made to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 which contains a summary of the principal rulings of the New Hampshire Public Utilities Commission (“NHPUC”) in the pending eminent domain matter with the City, the pending appeal before the New Hampshire Supreme Court (the “Supreme Court”), and our perspective on why a negotiated settlement with the City could be more advantageous for each party than an eminent domain taking. The following disclosure updates that summary, and is qualified in its entirety by information regarding the eminent domain proceeding and related matters that is contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act.
On December 8, 2009, the City announced that it had notified its advisors to cease any current work on behalf of the City in connection with a possible negotiated settlement with Pennichuck, and that the City will continue to vigorously pursue its pending Supreme Court appeal. Oral arguments in that appeal have been scheduled for January 21, 2010.
In the City’s December 8, 2009 announcement, it stated that although it was not foreclosing the possibility of further discussions, it is not prepared to pursue a transaction at a value in excess of the City’s view of Pennichuck’s fair market value under the circumstances. The City also stated that, in the view of its advisers and based upon publicly available information, the fair market value for Pennichuck, including our principal subsidiary Pennichuck Water, is “about $25 per share.” Pennichuck notes the valuation of Pennichuck by the City’s advisers is materially less than the valuation of Pennichuck Water determined by the NHPUC in the eminent domain proceeding but has no further comment at this time regarding the City’s statements or the views of its advisers included in the City’s December 8 announcement.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are furnished pursuant to Item 9.01 of Form 8-K:

Exhibit
Number	Exhibit Description

1.1	Underwriting Agreement dated December 10, 2009 among Pennichuck Corporation and Janney Montgomery Scott LLC

5.1	Opinion of Nutter McClennen & Fish LLP

23.1	Consent of Nutter McClennen & Fish LLP (included in Exhibit 5.1)

99.1	Press Release — “Pennichuck Corporation Announces Sale of Common Stock”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION (Registrant)
Date: December 10, 2009	By:	/s/ Thomas C. Leonard
Thomas C. Leonard
Senior Vice President and Chief Financial Officer